Exhibit d(3)

                          EXPENSE LIMITATION AGREEMENT

            THIS EXPENSE LIMITATION AGREEMENT is made as of the 1st day of October, 2001 by and between ISI STRATEGY FUND, INC., a Maryland corporation (the "Fund"), and INTERNATIONAL STRATEGY & INVESTMENT INC., a Maryland corporation (the "Advisor"), with respect to the following:

          WHEREAS, the Advisor serves as the Fund's investment advisor pursuant to an Investment Advisory Agreement dated September 12, 1997; and

           WHEREAS, the Advisor has voluntarily agreed to waive its fees and reimburse expenses so that the Fund's total operating expenses do not exceed 1.30% of its average daily net assets; and

           WHEREAS, the Fund and the Advisor desire to formalize this voluntary fee waiver and expense reimbursement arrangement for a one year period beginning on October 1, 2002 and ending on September 30, 2003.

           NOW THERETOFORE, in consideration of the mutual covenants here in contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:
           1. The Advisor agrees to waive its fees and reimburse expenses for a one year period from October 1, 2002 to September 30, 2003 to the extent necessary so that the Fund's total annual operating expenses do not exceed 1.30% of its average daily net assets.
           2. Upon the termination of the Investment Advisory Agreement this Agreement shall automatically terminate.
           3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


                                                ISI STRATEGY FUND, INC.

Attest: /S/MARGARET BEELER                      by:/S/R. ALAN MEDAUGH
        ------------------                        -------------------
By:      Margaret Beeler                        By: R. Alan Medaugh
                                                Title: President

                                                INTERNATIONAL STRATEGY &
                                                INVESTMENT INC.

Attest: /S/MARGARET BEELER                      by:/S/NANCY LAZAR
        ------------------                        ---------------
By:     Margaret Beeler                         By: Nancy Lazar
                                                Title: Executive Vice President